                                  EXHIBIT 4.2


                           DIRECTOR STOCK OPTION PLAN

                      ORIGINALLY EFFECTIVE AUGUST 27,1996

                AMENDED AND RESTATED EFFECTIVE SEPTEMBER 28, 2001



1.   PURPOSE

          The purpose of this Director Stock Option Plan (the "Plan") of Global Telecommunications, Inc. (the "Company"), is to encourage ownership in the Company by outside directors of the Company whose services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue to serve as directors of the Company. The Plan is also intended to assist the Company through utilization of the incentives provided by the Plan to attract and retain experienced and qualified candidates to fill vacancies in the Board which might occur in the future.

2.   ADMINISTRATION

          The Plan will be administered by a committee of the Board of Directors consisting f those Directors who are not Eligible Directors as defined below (the "Committee"). Subject to the express provisions of the Plan, the Committee will have complete authority to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; to determine the terms and provisions of the respective option agreements (which need not be identical); and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determination on the matters referred to in this Section 2 will be conclusive.

3.   PARTICIPATION IN THE PLAN

          Persons who are now or shall become incumbent directors of the Company who are not at the time employees of the Company or any subsidiary of the Company (Eligible Directors") shall be eligible to participate in the Plan. A director of the Company shall not be deemed to be an employee of the Company solely by reason of the existence of a consulting contract between such director and the Company or any subsidiary thereof pursuant to, which the director agrees to provide consulting services as an independent consultant to the Company or its subsidiaries on a regular or occasional basis for a stated consideration.

4.   STOCK SUBJECT TO THE PLAN

          The stock subject to the Plan shall consist of 600,000 shares of Company's Common Stock, $.01 par value ("Common Stock"). Such shares may, as the Committee shall from time to time determine, be either authorized and unissued shares of Common Stock or issued shares of Common Stock which have been reacquired by the Company. If a option shall expire or terminate for any reason without having been exercised in full, the shares represented by the portion thereof not so exercised shall (unless the Plan shall have been terminated) become available for other Options to be granted under the Plan.

5.   STOCK OPTIONS

          (a) Option Agreements. Each option granted under this Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and he subject to the terms and conditions set forth in the Plan.

          (b) Issuance of Options. On the effective date of the Plan, each director who is on that date an Eligible Director and thereafter any director who becomes an Eligible Director, either upon initial election as a director or upon a change in status from an employee of the Company to a nonemployee, shall automatically be granted under the Plan an option to purchase 45,000 shares of Common Stock. Subject to the provisions set forth elsewhere in the Plan, options granted to any Eligible Director shall become exercisable, to the extent of one third of the number of shares granted thereby (15,000 shares), on the date of grant, and cumulatively to the extent of any additional one-third, on each of the next two succeeding anniversaries, so that on the second anniversary of the date of grant, the options granted to any Eligible Director shall be fully exercisable.

          (c) Option Price per Share. All options granted hereunder shall be exercisable at a price per share equal to the fair market value (as hereafter defined) of a share of Common Stock on the date of the grant. For purposes of the Plan, the term "fair market value" of a share of Common Stock shall mean, as of the date on which such fair market value is to be determined, the fair market value as determined by the Committee in such manner as it, in good faith, may deem appropriate. If the Common Stock is at the time of reference publicly traded, the fair market value shall be the closing price of a share of Common Stock as reported in the Wall Street Journal (or a publication or reporting service deemed equivalent to the Wall Street Journal for such purpose by the Committee) for the over-the-counter market or any national securities exchange and other securities market which at the time are included in the stock price quotations of such publication. If no such sale is so reported for such date, fair market value shall mean the average of the latest bid and asked prices so reported for such date. In the event that the Committee shall determine such stock price quotation is not representative of fair market value, the Committee may determine fair market value in such a manner as it shall deem appropriate under the circumstances. In no event shall the fair market value of any share of Common Stock be less than its par value.

          (d) Options Nontransferable. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement income Security Act, or the rules thereunder, and shall be exercisable during the lifetime of the optionee only by him. No option or interest therein may be transferred, assigned, pledged, or hypothecated by the optionee during his lifetime, whether or operation of law or otherwise, or be made subject to execution, Attachment, or similar processed

          (e) Accelerated Vesting. Notwithstanding the provisions hereof specifying the installments in which options shall be exercisable, options shall become exercisable in full (i) upon the retirement of the director in accordance with any mandatory retirement policy for members of the Board, which policy may be established by the Board, (ii) upon the total and permanent disability or death f the director, or (iii) if any of the following events shall occur: (a) the Company shall execute a definitive agreement to merge or consolidate with or into another corporation and the Company shall not be the surviving corporation in the merger (or shall become a subsidiary of any other corporation party to such merger agreement, unless such transaction shall involve no significant change in beneficial ownership of the Company) and he stockholders of the Company shall have approved the terms of such agreement; (b) the Company shall enter into a definitive agreement to sell or otherwise dispose of all or substantial all of its assets and the stockholders of the Company shall have approved the terms of such agreement; or (c) any person or group shall acquire, or increase its ownership to, more than 20% of the Company's then outstanding voting stock.

          (f) Expiration of Options. No option shall be exercisable after the expiration of the earlier of (i) five years from the date when such option was granted or (ii) three years following (x) the retirement or resignation of the optionee as a director of the Company, or (y) the failure of the optionee to be reelected a director of the Company, or (z) the total and permanent disability or death of the optionee.

          (g) Exercise of Options. options may be exercised only by notice to the Company, accompanied by payment of the full purchase price for the shares as to which they are exercised, as well as any federal, state, and/or local income tax withholding required in connection with the exercise. Such purchase price, together with any income tax withholding amount required, shall be paid in full upon any exercise of an option (i) by cash including a personal check payable to the order of the Company or (ii) by delivering at fair market value, valued as of the date of delivery, Common Stock already owned by the optionee, or (iii) by any combination of (i) and (ii) Shares which otherwise would be delivered to the holder of an option exercise may, at the election of the holder, be retained by the Company in payment of any federal, state, and/or local income tax withholding due in connection with an exercise, and shall be valued at fair market value as of the date of exercise; provided, however, that the, payment of any amount of withholding tax by an optionee with shares of Common Stock (whether already owned by the optionee or retained by the Company from tie number of shares otherwise deliverable to the optionee upon exercise) shall be subject to any restrictions set forth in he related option agreement.

          (h) Nonstatutory Options. No option granted under the Plan shall constitute in "incentive stock option" as that term is defined in the Internal Revenue Code of 1986.

6.   MODIFICATION, EXTENSION, AND RENEWAL OF OPTIONS

          The Committee shall have the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution therefor, provided that such power may not be exercised in a manner which would
(i) alter or impair any rights or obligations under any option previously granted without the written consent of the optionee or (ii) adversely affect the qualification of the Plan or any other stock-related plan of the Company under Rule 16b-3 under the Securities Exchange Act of 1934 or any successor provision.

7.   ASSIGNMENT

          The rights and benefits under this Plan may not be assigned and any attempted assignment of such rights and benefits shall be null and void.

8.   LIMITATION OF RIGHTS

          (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

          (b) No Stockholder's Rights for Optionees. An optionee or his representative shall have no rights as a stockholder with respect to the shares covered by his option until the date of the issuance to him or his representative of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

9.   CHANGES IN PRESENT STOCK

          In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Company's present Common Stock, appropriate adjustment shall be made by the Committee in the number and kind of shares which are or may become subject to options granted or to be granted hereunder and the per share option price to be paid therefor.

10.  EFFECTIVE DATE AND DURATION OF THE PLAN

          Options shall be granted under the Plan, subject to its authorization and adoption by the Stockholders of the Company, at any time or from time to time after its adoption by the Board of Directors, but no option shall be exercisable under the Plan until the Plan shall have been adopted and approved at the annual meeting of stockholders of the Company next following adoption of the Plan by the Board. In tho event the Plan is not so adopted by stockholders, all options which may have been granted shall be null and void. The Plan shall terminate on December 31, 2005 (unless earlier discontinued by the Board) but such termination shall not affect the rights of the holder of any option outstanding on such date of termination.

11.  AMENDMENT OF THE PLAN

          The Board may suspend or discontinue the Plan or revise or amend it in any respect whatever; provided, however, that without approval of the Stockholders no revision or amendment shall change the number of shares subject to the Plan (except as provided in Section 9), change the definition of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan.

12.  COMPLIANCE WITH LAW, ETC.

          Notwithstanding any other provision of this Plan or agreements made pursuant hereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under this Plan prior to fulfillment of all of the following conditions:

          (a) Effectiveness of any registration or other qualification of such shares or the Company under any state or federal law or regulation which the Board shall, in its absolute discretion or upon the advice of counsel, deem necessary or advisable; and

          (b) Grant of any other consent, approval or permit from any state or federal governmental agency or securities exchange which the Board shall, in its absolute discretion or upon the advice of counsel, deem necessary or advisable.

13.  NOTICE

          Any notice to the Company required by this Plan shall be in writing addressed to the Secretary of the Company at its principal office, and shall be deemed delivered only when it is received by the Secretary.

14.  GOVERNING LAW

          This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware, and construed accordingly.